EXECUTION

Exhibit F.1

CREDIT AGREEMENT

Dated as of April 12, 2005

among

HERCULES TECHNOLOGY GROWTH CAPITAL, INC., as Company,

ALCMENE FUNDING L.L.C.,

as a Lender and as Administrative Agent

and

The Other Lenders now, or that may hereafter become, Party Hereto

i

(continued)

(continued)

(continued)

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	[Reserved]
Exhibit C	[Reserved]
Exhibit D	Form of Note
Exhibit E	Form of Opinion of Counsel
Exhibit F	Form of Pledge and Security Agreement

SCHEDULES

Schedule 2.01	Lenders’ Pro Rata Shares
Schedule 4.01(l)	Contingent Obligations
Schedule 5.05	Litigation
Schedule 5.07	ERISA Matters
Schedule 5.11	Material Indebtedness, Contingent Obligations & Other Liabilities
Schedule 5.15	Burdensome Restrictions
Schedule 5.16	Intellectual Property
Schedule 5.17	Subsidiaries
Schedule 5.23	Labor Matters
Schedule 7.01	Liens
Schedule 7.04	Investments
Schedule 7.06	Transactions with Affiliates
Schedule 10.02	Notices; Offices

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of April 12, 2005, among HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (the “Company”), the Lenders now, or that may hereafter become, party hereto and ALCMENE FUNDING L.L.C., as a Lender and as Administrative Agent.

WHEREAS, the Lenders agreed to make available to the Company a secured term loan upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Defined Terms. The following terms have the following meanings:

“Administrative Agent” shall mean Alcmene Funding, L.L.C., in its capacity as Administrative Agent hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to vote ten percent (10%) or more of the equity securities having voting power for the election of directors of such Person, or otherwise to direct or cause the direction of the management and policies of that Person whether through the ownership of voting securities, membership interests, by contract, or otherwise.

“Agent-Related Persons” means the Administrative Agent and its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” means this Credit Agreement.

“Approved Fund” means any Person (other than a natural person) that is, or will be, engaged in making, purchasing, holding or otherwise investing in, commercial loans and similar extensions of credit in the ordinary course of business that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Assignee” has the meaning specified in subsection 10.08(a).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit A.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Borrowing” means a borrowing hereunder consisting of Loans made to the Company by any Lender under Article II.

“Borrowing Date” means any date on which a Borrowing occurs.

“Borrowing Loan” means a loan that is owned directly or indirectly by the Company or any of its Subsidiaries and was either originated or purchased from third parties by the Company or any of its Subsidiaries in the ordinary course of the Company’s business; provided, however, that “Borrowing Loan” shall not include any such loan originated or purchased by an SBIC Subsidiary.

“Borrowing Loan Concentration Percentage” means at any time, the highest quotient expressed as a percentage for any Borrowing Loan then outstanding, equal to (x) the principal amount of such Borrowing Loan divided by (y) the aggregate principal amount of all Borrowing Loans than outstanding. For purposes of determining the Borrowing Loan Concentration Percentage, all Borrowing Loans made to a Borrowing Loan Party and all of its Affiliates shall be deemed to be a single Borrowing Loan.

“Borrowing Loan Default Percentage” means at any time the quotient expressed as a percentage equal to (x) the aggregate principal amount of all Borrowing Loans as to which an event of default (as determined under the documentation of the respective Borrowing Loans) has occurred and is continuing divided by (y) the aggregate principal amount of all Borrowing Loans at the time outstanding.

“Borrowing Loan Party” means any borrower or guarantor party to any documentation in connection with a Borrowing Loan.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Leases” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other units, rights, securities, equity interests, participations, or equivalent evidences of ownership that confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (f) warrants, options, or other similar rights to acquire any of the foregoing.

“Cash or Cash Equivalents” means (i) cash, (ii) direct obligations of the United States Government, including, without limitation, treasury bills, notes and bonds, (iii) interest bearing or discounted obligations of Federal agencies and Government sponsored entities or pools of such instruments offered by banks rated AA or better by S&P or Aa2 by Moody’s and dealers, including, without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass-through certificates, Federal National Mortgage Association bonds and notes, Federal Farm Credit System securities, (iv) time deposits, domestic and Eurodollar certificates of deposit, bankers acceptances, commercial paper rated at least A-1 by S&P and P-1 by Moody’s, and/or guaranteed by an entity having an Aa rating given by Moody’s, an AA rating given by S&P, or better rated credit, floating rate notes, other money market instruments and letters of credit each issued by banks which have a long-term debt rating of at least AA by S&P or Aa2 by Moody’s, (v) obligations of domestic corporations, including, without limitation, commercial paper, bonds, debentures, and loan participations, each of which is rated at least AA by S&P, and/or Aa2 by Moody’s, and/or unconditionally guaranteed by an entity having an AA rating given by S&P, an Aa2 rating given by Moody’s, or better rated credit, (vi) obligations issued by states and local governments or their agencies, rated at least MIG-1 by Moody’s and/or SP-1 by S&P and/or guaranteed by an irrevocable letter of credit of a bank with a long-term debt rating of at least AA by S&P or Aa2 by Moody’s, (vii) repurchase agreements with major banks and primary government securities dealers fully secured by U.S. Government or agency collateral equal to or exceeding the principal amount on a daily basis and held in safekeeping, (viii) real estate loan pool participations, guaranteed by an entity with an AA rating given by S&P or an Aa2 rating given by Moody’s, or better rated credit, and (ix) shares of any mutual fund that has its assets primarily invested in the types of investments referred to in clauses (i) through (v).

“CERCLA” has the meaning specified in the definition of “Environmental Laws.”

“Change of Control” means (i) there shall be a change in the majority of the board of directors of the Company during any twelve (12) month period, excluding any change in directors resulting from (x) the death or disability of any director, or (y) satisfaction of any requirement for the majority of the members of the board of directors of the Company to qualify under applicable law as independent directors or (z) the replacement of any director who is an officer or employee of the Company or an Affiliate of the Company with any other officer or employee of the Company or an Affiliate of the Company; and (ii) any Person (including Affiliates of such Person, but excluding any Lender or any Affiliate of any Lender) or “group” (as such term is defined in applicable federal securities laws and regulations), who is not an Existing Significant Stockholder, shall acquire more than twenty-five percent (25%) of the common shares of the Company; provided, however, that in no event shall the issuance of shares in the Company’s IPO be deemed to trigger a Change of Control, unless a Person (including an Affiliate of such Person) that is not an Existing Significant Shareholder holds more than forty percent (40%) of the common shares of the Company immediately following the consummation of the IPO.

“Closing Date” means the date on which all conditions precedent set forth in Section 4.01 are satisfied or waived by the Administrative Agent.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor thereto, and regulations promulgated thereunder.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Company and its Subsidiaries in or upon which a Lien now or hereafter exists in favor of the Administrative Agent, as secured party, whether under this Agreement or under any other documents executed by any such Person and delivered to the Administrative Agent.

“Collateral Documents” means, collectively, (i) the Pledge and Security Agreement and all other security agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guarantees and other similar agreements between the Company or any other Loan Party and the Administrative Agent or any Lender now or hereafter delivered to the Administrative Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against the Company or any other Loan Party as debtor in favor of the Administrative Agent as secured party, (ii) the Custody Agreement, (iii) the Deposit Account Control Agreement, the (iv) the Securities Account Control Agreement, and (v) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

“Consolidated Subsidiary” means, at any date any Subsidiary or other entity which is consolidated with the Company in accordance with GAAP.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value; provided, however, that commitments to fund Borrowing Loans shall not be considered “Contingent Obligations” so long as the Company has available Cash or Cash Equivalents to fund such commitments and, after giving effect to such funding, the Company is not otherwise in violation of any covenant or agreement set forth in this Agreement.

“Contractual Obligation” means, as to any Person, any provision of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Custody Agreement” means the custody agreement with respect to the Collateral consisting of certificates and other instruments (including promissory notes, securities, warrants and other certificates) of the Company dated as of the date hereof by and among Union Bank of California, N.A., the Company and the Administrative Agent.

“Customary Non-Recourse Carve-Outs” means fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Deposit Account Control Agreement” means the deposit account control agreement dated as of the date hereof, by and among Union Bank of California, N.A., the Company and the Administrative Agent.

“Depreciation and Amortization” means, for any period, the depreciation and amortization of the Company and its Consolidated Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“EBITDA” means, for any period, Net Income, plus each of the following (without duplication as an addition) if and only if such item was deducted in determining Net Income: (1) Interest Expense, (2) Total Taxes, (3) Depreciation and Amortization, (4) all other non-cash charges required to be recognized as an expense under GAAP, excluding any write-downs of any Borrowing Loans, and (5) costs and expenses incurred in connection with (x) the financing of the Loans hereunder and (y) the IPO, all for such period.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, owned or occupied by the Company.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Event of Default” means any of the events or circumstances specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

“Existing Significant Stockholder” means Farallon Capital Management, L.L.C. or JMP Group LLC, as the case may be.

“Extended Maturity Date” has the meaning set forth in subsection 2.07(b) hereof.

“Extension Fee” shall mean a fee in an amount equal to 1.0% of the aggregate outstanding principal amount of the Loans on the Extended Maturity Date, due and payable in accordance with subsection 2.07(b) hereof.

“Extension Notice” has the meaning set forth in subsection 2.07(b) hereof.

“Extension Option” has the meaning set forth in subsection 2.07(b) hereof.

“Extension Period” has the meaning set forth in subsection 2.07(b) hereof.

“Federal Funds Rate” means, for any day, the rate set forth in the statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor), on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Fee Letter” means the fee letter between the Company and Administrative Agent, dated as of the Closing Date.

“Fixed Charges” means, for any period, the sum of (i) Total Debt Service for such period, plus (ii) dividends on preferred equity payable by the Company and its Subsidiaries for such period.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Foreign Lender” has the meaning assigned thereto in subsection 10.13(c).

“Further Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 3.01.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board, the Public Company Accounting Oversight Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”

“Hazardous Materials” means all those substances that are regulated by, or which may form the basis of liability under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Indebtedness” as applied to any Person (and without duplication), means (a) all indebtedness, obligations or other liabilities of such Person for borrowed money, (b) all indebtedness, obligations or other liabilities of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all Contingent Obligations of such Person, (d) all reimbursement obligations and other liabilities of such Person with respect to letters of credit or Banker’s acceptances issued for such Person’s account, or other similar instruments for which a contingent liability exists, (e) all obligations of such Person to pay the deferred purchase price of Property or services, (f) all obligations in respect of Capital Leases (including ground leases) of such Person, (g) all indebtedness obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of such Person, (h) all indebtedness, obligations or other liabilities (other than interest expense liability) in respect of Swap Contracts and foreign currency exchange agreements, (i) ERISA obligations currently due and payable and (j) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person; provided, however, that “Indebtedness” shall not include trade payables incurred in the ordinary course of business and which are outstanding for less than ninety (90) days.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Person” has the meaning specified in Section 10.05.

“Independent Auditor” has the meaning specified in subsection 6.01(a).

“Initial Maturity Date” shall mean the 6 (six) month anniversary of the Closing Date.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” has the meaning specified in Section 5.16.

“Interest Expense” means, for any period, interest expenses of the Company and its Consolidated Subsidiaries, on a consolidated basis, as determined in accordance with GAAP.

“Interest Payment Date” means, as to any Loan, the last day of each calendar month; provided that if any Interest Payment Date would otherwise fall on a day that is not a Business Day, that Interest Payment Date shall be extended to the following Business Day.

“IPO” means an initial underwritten public offering of an entity’s common stock that is registered pursuant to the Securities Act of 1933, as it may be hereafter amended, supplemented or otherwise modified from time to time.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Lending Office” means, as to each Lender, its office located at its address in the United States set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Lending Office) or such other office as such Lender may hereafter designate as its Lending Office by notice to the Company and the Administrative Agent.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

“Loan” means an extension of credit by a Lender to the Company under Article II and includes any Term Loan and any Supplemental Loan.

“Loan Coverage Ratio” means the ratio of (x) the sum, without duplication, of the Company’s Net Loan Assets plus Cash or Cash Equivalents held by the Company to (y) all secured Indebtedness of the Company and its Subsidiaries that does not rank junior to any other Indebtedness of the Company. For purposes of determining the Loan Coverage Ratio there shall be excluded any Cash Equivalents and Indebtedness of any SBIC Subsidiary.

“Loan Documents” means this Agreement, any Notes, the Collateral Documents, the Fee Letter and all other documents delivered to the Administrative Agent in connection with the transactions contemplated by this Agreement.

“Loan Party” means the Company and any Subsidiary of Company that is party to any Loan Document.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means an effect resulting from any circumstance or event or series of related circumstances or events, of whatever nature (but excluding general economic conditions) which does or could reasonably be expected to, materially and adversely (a) affect the operations, business, properties, condition (financial or otherwise) or prospects of the Company and/or its Subsidiaries taken as a whole; (b) impair the ability of the Company and/or its Subsidiaries to perform their respective obligations under any Loan Document; or (c) affect (i) the legality, validity, binding effect or enforceability against the Company and/or its Subsidiaries of any Loan

Document, or (ii) the perfection or priority of any Lien granted under any of the Collateral Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.

“Maturity Date” means the Initial Maturity Date, provided that after the exercise by the Company of the Extension Option pursuant to subsection 2.07(b) hereof, the “Maturity Date” shall mean the Extended Maturity Date, or such earlier date on which all of the Obligations hereunder become due and payable, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maturity Fee” shall have the meaning assigned there to in the Fee Letter.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Net Assets” means, as at any date of determination, Total Assets minus Total Liabilities.

“Net Assets Per Share” means the Net Assets divided by the number of shares of Capital Stock of the Company entitled to share generally in dividends and distributions, including distributions in liquidation.

“Net Income” means, for any period, net income of the Company and its Consolidated Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

“Net Loan Assets” means the value all Borrowing Loans outstanding at the relevant time, as such value is determined in accordance with Section 2(a)(41)(B)(ii) of the Investment Company Act of 1940.

“Net Offering Proceeds” means all cash or other assets received by the Company or any of its Subsidiaries as a result of the sale of common stock, preferred stock, convertible securities or other ownership or equity interests in the Company or any of its Subsidiaries, less customary costs of issuance. “Net Offering Proceeds” shall not include proceeds received in connection with the exercise of any warrant.

“Note” means a promissory note executed by the Company in favor of a Lender pursuant to subsection 2.02(b), in substantially the form of Exhibit D.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to the Administrative

Agent or any Lender, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

“Organization Documents” means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, and the equivalent documents for any other type of entity.

“Other Taxes” means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Participant” has the meaning specified in subsection 10.08(c).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Distributions” means at such time as the Company is a Registered Investment Company, any dividend or distribution paid by the Company in order to comply with any Requirement of Law governing required distributions by Registered Investment Companies.

“Permitted Liens” has the meaning specified in Section 7.01.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

“Pledge and Security Agreement” means the Pledge and Security Agreement dated as of the date hereof by and between Company and Administrative Agent, substantially in the form of Exhibit F.

“Pledged Collateral” has the meaning specified in the Pledge and Security Agreement.

“Property” means, with respect to any Person, any real or personal property, building, facility, structure, equipment or unit, or other asset owned or leased by such Person.

“Pro Rata Share” means, with respect to each Lender, the percentage (carried out to the ninth decimal place) of the Loans set forth opposite the name of such Lender on Schedule 2.01, as such share may be adjusted as contemplated herein.

“Register” has the meaning set forth in subsection 10.08(b).

“Registered Investment Company” means a company that is treated as a “Registered Investment Company” under Subchapter M of the Code.

“Reportable Event” means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” means, at any time, Lenders having at least 51% of the aggregate amount of the outstanding Loans.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

“Restricted Payment” means (a) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Company or any of its Subsidiaries, now or hereafter outstanding (including without limitation, any payment in connection with any dissolution, merger, consolidation, or disposition involving the Company or any of its Subsidiaries), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of the Company or any of its Subsidiaries, now or hereafter outstanding (other than dividends or distributions payable in the same class of Capital Stock of the applicable Person or dividends or distributions payable to the Company (directly or indirectly through its Subsidiaries) or any such dividends or distributions payable to the Company), (b) any redemption, retirement, sinking fund or similar payment, purchase, or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Company or any of its Subsidiaries, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire shares of any class of Capital Stock, or any securities convertible into or exchangeable for Capital Stock, of the Company or any of its Subsidiaries, now or hereafter outstanding.

“SBIC Subsidiary” means each of Hercules Technology II, L.P., a Delaware limited partnership and Hercules Technology SBIC Management, LLC, a Delaware limited liability company.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Account Control Agreement” means the securities account control agreement dated as of the date hereof, by and among Union Bank of California, N.A., the Company and the Administrative Agent.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities); (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital. For purposes of this definition, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subject Properties” shall have the meaning assigned thereto in subsection 5.12(a).

“Subsidiary” means any corporation or other entity (i) in which an entity owns at least fifty percent (50%) of the securities or other ownership interests of such corporation or other entity; (ii) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company; or (iii) in the case of a limited partnership, in which an entity owns or controls the general partner of such limited partnership and, in the case of a limited liability company, in which an entity owns or controls the managing member or, if there is more than one managing member, a majority of the managing members of such limited liability company.

“Supplemental Loan” has the meaning assigned thereto in subsection 2.01(b).

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap,

commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined in good faith by the Board of Directors of the Company based upon one or more available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender).

“Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of any Lender, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, is organized or maintains a lending office.

“Term Loan” has the meaning specified in subsection 2.01(a) hereof.

“Total Assets” means, as of the date of determination, the total assets of the Company and its Consolidated Subsidiaries, on a consolidated basis, each as determined in accordance with GAAP.

“Total Debt Service” means, for any period, an amount equal to the sum of (i) cash interest payable on Indebtedness of the Company and its Subsidiaries for such period plus (ii) scheduled payments of principal on such Indebtedness, whether or not paid by the Company (excluding balloon payments) for such period; provided that Total Debt Service shall not include the Extension Fee or the Maturity Fee.

“Total Liabilities” means, as of the date of determination, total liabilities of the Company and its Consolidated Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

“Total Taxes” means, for any period, the taxes of the Company and its Consolidated Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

“UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets,

determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

1.02 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(ii) The term “including” is not limiting and means “including without limitation.”

(iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(iv) The term “property” includes any kind of property or asset, real, personal or mixed, tangible or intangible.

(d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Administrative Agent or any Lender by way of consent, approval or waiver shall be deemed modified by the phrase “in its sole discretion.”

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent merely because of the Administrative Agent’s involvement in their preparation.

1.03 Accounting Principles. (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

(b) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company.

ARTICLE II

THE CREDITS

2.01 Amounts and Terms of the Loans.

(a) Term Loans. Each Lender severally agrees, on the terms and conditions set forth herein, to make its Pro Rata Share of a loan to the Company (each such Pro Rata Share, a “Term Loan”) on the Closing Date in an amount equal to Twenty-Five Million Dollars ($25,000,000). Amounts borrowed as Term Loans which are repaid or prepaid by the Company may not be reborrowed.

(b) Supplemental Loans. (i) At anytime prior to the Maturity Date, the Company may submit a request to the Administrative Agent for a supplemental loan under this Agreement (the Pro Rata Share of each Lender thereunder being referred to as a “Supplemental Loan”) in an amount not to exceed Twenty-Five Million Dollars ($25,000,000) in the aggregate. The determination to make the Supplemental Loans shall require the unanimous written consent of the Lenders, and each Lender may give or withhold such consent in its sole discretion. If the Lenders determine to make the Supplemental Loans, they shall be made by the Lenders pro rata in the same proportions as their Loans then outstanding under this facility, except that any Lender may agree with any other Lender that all or a portion of its Supplemental Loan shall be made by such other Lender. There shall be only one extension of Supplemental Loans, if any.

(ii) The Supplemental Loans, if any, shall be made on such terms as shall be determined by the Required Lenders and the Company, but at a minimum shall include that (A) no Default or Event of Default shall have occurred and be continuing; (B) the representations and warranties of the Company shall be true and correct as of the date of the making of the Supplemental Loans, as if such representations and warranties had been made as of such date, with such exceptions as the Required Lenders shall agree; (C) the Company shall pay to the Administrative Agent and the Lenders their reasonable expenses incurred in connection with the making of the Supplemental Loans in accordance with the expense provisions of this Agreement; and (D) the Company shall pay such additional fees of the Administrative Agent and the Lenders in respect of the Supplemental Loans as would have been due and payable had the Supplemental Loans been made together with the outstanding Loans on the Closing Date.

(iii) If the Supplemental Loans shall be made, they shall be deemed Loans for all purposes of this Agreement, and from and after the date on which such Loans are made, all references to “Loans” under this Agreement shall include the Supplemental Loans and any reference to the Loan of any Lender shall include its Supplemental Loan, and the Pro Rata Shares of the Lenders shall be appropriately adjusted, as necessary.

2.02 Evidence of Debt. (a) The Loans made by each Lender shall be evidenced by one or more loan accounts or records maintained by each Lender and the Administrative Agent in the ordinary course of business. The loan accounts or records maintained by each Lender and the Administrative Agent shall be conclusive absent manifest error of the amount of the Loan made by each Lender to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

(b) Upon the request of any Lender, the Loan made by such Lender may be evidenced by one or more Notes, instead of or in addition to loan accounts. Such Lender shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of the Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Such Lender is irrevocably authorized by the Company to endorse its Note(s) and such Lender’s record shall be conclusive absent manifest error; provided, however, that the failure of any Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Lender.

2.03 [Intentionally Omitted]

2.04 Optional Prepayments. Subject to Section 3.03, the Company may, at any time or from time to time, upon not less than one (1) Business Day’s irrevocable notice to the Administrative Agent, ratably prepay Loans in whole or in part, in minimum aggregate amounts of $1,000,000 and multiples of $1,000,000 in excess thereof; provided that if by reason of such prepayment the remaining Loans would be less than $1,000,000, the Company shall prepay all Loans in their entirety. Such notice of prepayment shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment to the Administrative Agent for the account of the Lenders and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.03.

2.05 Mandatory Prepayments of Loans.

(a) From and after the first time, after the date hereof, as of which the Company and any of its Subsidiaries shall have Cash and Cash Equivalents in an aggregate amount equal to or less than $5,000,000 (excluding any Cash and Cash Equivalents of any SBIC Subsidiary), the Company shall prepay the Loans upon collection by the Company of any principal payment, made by any Borrowing Loan Party in connection with a Borrowing Loan, whether upon maturity or accelerated maturity, scheduled or unscheduled amortization, or upon mandatory or optional prepayment, exclusive of any reasonable costs of collection. The prepayment shall be made to the Administrative Agent for the account of the Lenders promptly but no later than three (3) Business Days after such amounts are received by the Company.

(b) Any prepayments pursuant to this Section 2.05 shall be applied pro rata to the Loans of each Lender in accordance with its Pro Rata Share. The Company shall pay, together with each prepayment under this Section 2.05, accrued interest on the amount prepaid and any amounts required pursuant to Section 3.03.

2.06 Interest. (a) Each Loan shall bear interest on the outstanding principal amount thereof (i) from the applicable Borrowing Date until the Initial Maturity Date at a rate per annum equal to 8.0% and (ii) during the Extension Period pursuant to subsection 2.07(b), if applicable, until and through the Extended Maturity Date, at a rate per annum equal to 11.5%.

(b) Interest on each Loan shall be paid to the Administrative Agent for the account of the Lenders in arrears on each Interest Payment Date and on the Maturity Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.04 or 2.05 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand.

(c) Notwithstanding subsection (a) of this Section, upon the occurrence and during the continuation of any Event of Default or after acceleration, upon the consent of the Required Lenders, upon receipt of written notice by the Company from the Administrative Agent, the Company shall pay interest on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding two percent (2.0%) per annum to the applicable interest rate then in effect for such Loans; provided, however, upon the occurrence of an Event of Default under either subsection 8.01(f) or 8.01(g), the applicable interest rate then in effect for such Loans shall be automatically increased by two percent (2.0%).

(d) Notwithstanding anything herein to the contrary, the obligations of the Company to the Lenders hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Lenders would be contrary to the provisions of any law applicable to the Lenders limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Lenders, and in such event the Company shall pay the Lenders interest at the highest rate permitted by applicable law.

2.07 Maturity.

(a) Maturity Generally. The Company shall repay the Loans and pay the Maturity Fee to the Administrative Agent for the account of the Lenders on the Maturity Date or at such other time as specified in the Fee Letter.

(b) Extension. Subject to the provisions of this Section 2.07, the Company shall have the option (the “Extension Option”), by written notice the (the “Extension Notice”) delivered to the Administrative Agent no later than thirty (30) days prior to the Initial Maturity Date, to extend the Maturity Date to the six (6) month anniversary of the Initial Maturity Date (the “Extended Maturity Date” and such six month period, the “Extension Period”). The Company’s right to so extend the Maturity Date shall be subject to no conditions other than the satisfaction of the following conditions precedent prior to such extension hereunder: (i) no Event of Default shall have occurred and be continuing both on (A) the date the Company delivers the

Extension Notice and (B) the Initial Maturity Date; (ii) each of the representations and warranties of the Company and the Loan Parties contained in this Agreement shall be true and correct in all material respects on and as of the Initial Maturity Date; and (iii) the Company shall pay to the Administrative Agent for the account of the Lenders on the Initial Maturity Date the Extension Fee. Notwithstanding anything to the contrary contained herein, the Company shall be entitled to revoke the Extension Notice at any time up to fifteen (15) days prior to the Initial Maturity Date.

2.08 Fees. All fees required to be paid pursuant to this Agreement or any other Loan Document shall be paid on the Closing Date or on such other date as provided herein or therein. All fees shall be deemed to have been earned on the date payment is due in accordance with the provisions of this Agreement or such Loan Document, as the case may be (except as provided herein or therein) and shall be non-refundable. The obligation of the Company to pay such fees shall be binding upon the Company and shall inure to the benefit of the Administrative Agent and the Lenders regardless of whether any Loans are actually made.

2.09 Computation of Fees and Interest. (a) All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Company in the absence of manifest error.

2.10 Payments by the Company.

(a) The Company shall make each payment of interest on the Loans and of fees hereunder, not later than 11:00 a.m. (San Francisco time) on the date when due, in Federal or other funds immediately available in San Francisco, to the Administrative Agent at its address referred to in Section 10.02. The Administrative Agent will promptly (and if received prior to 11:00 a.m. (San Francisco time), on the same Business Day, or if received after 11:00 a.m. (San Francisco time) on the immediately following Business Day) distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders. If and to the extent that the Administrative Agent shall receive any such payment for the account of the Lenders on or before 11:00 a.m. (San Francisco time) on any Business Day, and Administrative Agent shall not have distributed to any Lender its applicable share of such payment on such Business Day, Administrative Agent shall distribute such amount to such Lender together with interest thereon, for each day from the date such amount should have been distributed to such Lender until the date Administrative Agent distributes such amount to such Lender, at the Federal Funds Rate.

(b) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Lenders hereunder that the Company will not make such payment in full, the Administrative Agent may, but shall not be required to, assume that the Company has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such

Lender. If and to the extent that the Company shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(c) Whenever any payment of principal of, or interest on the Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day, and such extension of time shall in each case be included in the computation of such principal, interest or fees, as the case may be.

2.11 Security. All obligations of the Company and each Loan Party under this Agreement, the Notes and all other Loan Documents shall be secured in accordance with the Collateral Documents.

2.12 Sharing of Payments.

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.08 with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation). The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes. (a) Any and all payments by the Company to Administrative Agent or any Lender under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall timely pay all Other Taxes in accordance with applicable law.

(b) If the Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Lender, then:

(i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), the Administrative Agent and each Lender, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(ii) the Company shall make such deductions and withholdings;

(iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv) the Company shall also pay to the Administrative Agent or any Lender, at the time interest is paid, Further Taxes in the amount that the Administrative Agent or any Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

(c) The Company agrees to indemnify and hold harmless the Administrative Agent and any Lender for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes in the amount that such Lender specifies as necessary to preserve the after-tax yield the Administrative Agent or any Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Administrative Agent or any Lender makes written demand therefor.

(d) Within thirty (30) days after the date of any payment by the Company of Taxes, Other Taxes or Further Taxes, the Company shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.

(e) If the Company is required to pay any amount to the Administrative Agent or any Lender pursuant to subsection (b) or (c) of this Section, then the Administrative Agent or any Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole judgment of the Administrative Agent or any Lender is not otherwise disadvantageous to the Administrative Agent or any Lender.

3.02 Increased Costs and Reduction of Return. (a) If, after the date hereof, any Lender determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by such Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loans, then the Company shall be liable for, and shall from time to time, upon demand (with a copy to the Administrative Agent), pay to such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

(b) If, after the date hereof, any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) after such introduction, change or changing in interpretation or administration, compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Loans, credits or obligations under this Agreement, then, upon demand by such Lender to the Company (with a copy to the Administrative Agent), the Company shall pay to the such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

3.03 Funding Losses. The Company shall reimburse any Lender (with a copy to the Administrative Agent) and hold such Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.04;

(b) the prepayment (including pursuant to Section 2.05) or other payment (including after acceleration thereof) of a Loan on a day that is not an Interest Payment Date.

3.04 Survival. The agreements and obligations of the Company in this Article III shall survive the payment of all other Obligations.

ARTICLE IV

CONDITIONS PRECEDENT

4.01 Conditions of Loans. The obligation of each Lender to make its Loan hereunder on the Closing Date is subject to the condition that the Administrative Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Administrative Agent:

(a) Credit Agreement. This Agreement executed by each party hereto;

(b) Notes. The Notes executed by the Company, if required by the Lenders;

(c) [Reserved];

(d) Resolutions; Incumbency. (i) Copies of the resolutions of the board of directors (or equivalent) of the Company and each Loan Party authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Person; and

(ii) A certificate of the Secretary or Assistant Secretary of the Company and each Loan Party certifying the names and true signatures of the officers of the Company and each Loan Party authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

(e) Organization Documents; Good Standing. Each of the following documents:

(i) the Organizational Documents of the Company and each Loan Party as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company and of each such Loan Party as of the Closing Date; and

(ii) a good standing certificate for the Company and each Loan Party from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where the Company and each Loan Party is qualified to do business as a foreign corporation as of a recent date;

(f) Legal Opinions. An opinion of each of Ropes & Gray LLP and Venable LLP, each in its capacity as counsel to the Company and the Loan Parties and addressed to the Administrative Agent, substantially in the forms set forth in Exhibit E;

(g) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of the Administrative Agent through the Closing Date (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Administrative Agent); including any such costs, fees and expenses arising under or referenced in Sections 2.08 and 10.04;

(h) Collateral Documents. The Collateral Documents, executed by the Company and each Loan Party, in appropriate form for recording, where necessary, together with:

(i) acknowledgment copies of all UCC-l financing statements filed, registered or recorded to perfect the security interests of the Administrative Agent on behalf of the Lenders, or other evidence reasonably satisfactory to the Administrative Agent that there have been filed, registered or recorded all financing statements and other filings, registrations and recordings necessary to perfect the Liens of the Administrative Agent on behalf of the Lenders in accordance with applicable law;

(ii) the results of such Lien and judgment searches as the Administrative Agent shall have reasonably requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

(iii) all certificates and instruments representing the Pledged Collateral (including any original notes that constitute the Pledged Collateral and accompanying allonges), which shall be delivered to the Custodian as defined in, and pursuant to, the Custody Agreement and stock transfer powers executed in blank with signatures guaranteed as the Administrative Agent may specify, which shall be delivered to either the Custodian or the Administrative Agent; and

(iv) evidence that all other actions necessary or, in the opinion of the Administrative Agent, desirable to perfect and protect the first priority security interest created by the Collateral Documents have been taken;

(i) Insurance Policies.

(i) Standard lenders’ payable endorsements naming Administrative Agent as additional insured and loss payee with respect to the insurance policies or other instruments or documents evidencing insurance coverage on the properties of the Company and its Subsidiaries in accordance with Section 6.06; and

(ii) A certificate signed by a Responsible Officer (and, if requested by the Administrative Agent, any insurance broker of the Company) dated as of the Closing Date, setting forth the nature and extent of all insurance maintained by the Company and its Subsidiaries in accordance with Section 6.06 or any Collateral Documents;

(j) Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

(i) the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

(ii) no Default or Event of Default exists or could reasonably be expected to result from the initial Borrowing;

(iii) no consent or other approval of any other creditor of the Company or any Loan Party shall be required in order to enter into this Agreement, the Loan Documents or any of the transactions contemplated hereby or thereby; and

(iv) since January 1, 2005, there shall have occurred no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(k) Financial Statements. Audited financial statements, unaudited financial statements and pro forma balance sheets of the Company and its Consolidated Subsidiaries satisfactory to the Administrative Agent; and

(l) Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent may reasonably request.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company and each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence and Power. The Company and each Loan Party:

(a) is duly formed and validly existing under the laws of its jurisdiction of organization;

(b) has the power and authority to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

(c) is duly qualified as a foreign entity and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, other than any failure to be so qualified or licensed as could not reasonably be expected to have a Material Adverse Effect; and

(d) is in compliance with all Requirements of Law, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company and the Loan Parties of this Agreement and each other Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not:

(a) contravene the terms of any of that Person’s Organization Documents;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

(c) violate any Requirement of Law.

5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for recordings or filings in connection with the Liens granted to the Administrative Agent under the Collateral Documents) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any Loan Party of the Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement and each other Loan Document to which the Company and each Loan Party is a party constitute the legal, valid and binding obligations of the Company and each Loan Party the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.05 Litigation. Except as specifically disclosed in Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company or any of its Subsidiaries or any of its respective properties which:

(a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b) which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

5.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company or any Loan Party or from the grant or perfection of the Liens of the Administrative Agent on the Collateral. As of the Closing Date, neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 8.01(e).

5.07 ERISA Compliance. Except as specifically disclosed in Schedule 5.07:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan of the Company which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the knowledge of the Company, nothing has occurred which would be reasonably likely to cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.12 and Section 7.07. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock; provided, however, that the Company may receive warrants that are convertible into Margin Stock in connection with the making of Borrowing Loans in the ordinary course of business.

5.09 Title to Properties. The Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

5.10 Taxes. The Company and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary, except such taxes, if any, as are reserved against in accordance with GAAP, such taxes as are being contested in good faith by appropriate proceedings or such taxes, the failure to make payment of which when due and payable could not reasonably be expected to have, in the aggregate, a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Company, adequate.

5.11 Financial Condition. (a) The audited consolidated financial statements of the Company and its Consolidated Subsidiaries dated December 31, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date:

(i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

(ii) fairly present, in all material respects, the financial condition of the Company and its Consolidated Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

(iii) except as specifically disclosed in Schedule 5.11, set forth all material Indebtedness and other liabilities, and material direct or Contingent Obligations of the Company and its Consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations not set forth in such financial statements.

(b) Since January 1, 2005, there has been no Material Adverse Effect with respect to the Company and its Consolidated Subsidiaries, taken as a whole.

5.12 Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the facilities and properties owned, leased, or operated by the Company or its Subsidiaries (the “Subject Properties”) and all operations at the Subject Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Subject Properties or the businesses operated by the Company or its Subsidiaries (the “Businesses”), and there are no conditions relating to the Businesses or the Subject Properties that could reasonably be expected to give rise to liability under any applicable Environmental Laws.

(b) None of the Subject Properties contains, or to the knowledge of the Company, has previously contained, any Materials of Environmental Concern at, on or under the Subject Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) None of the Company or any of its Subsidiaries has received any written notice of, or written inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability, or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Subject Properties or the Businesses, nor does the Company or any Subsidiary have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Materials of Environmental Concern have not been transported or disposed of from the Subject Properties, or generated, treated, stored, or disposed of at, on, or under any of the Subject Properties or any other location, in each case by or on behalf of the Company or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company, threatened, under any Environmental Law to which the Company or any of its Subsidiaries is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders, or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Company or any Subsidiary, the Subject Properties, or the Businesses.

(f) There has been no release or, threat of release of Materials of Environmental Concern at or from the Subject Properties, or arising from or related to the operations (including, without limitation, disposal) of the Company or any Subsidiary in connection with the Subject Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.13 Collateral Documents. The Pledge and Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of itself and the Lenders, a legal valid and enforceable security interest in the “Collateral” identified therein and, when financing statements in appropriate form are filed in the appropriate offices for the locations specified as the jurisdiction of incorporation or organization (as applicable) of each Loan Party in section 3 of the Pledge and Security Agreement, the Pledge and Security Agreement shall create a fully perfected Lien on, pledge of, and security interest in, all right, title, and interest of the grantors thereunder in such “Collateral” that may be perfected by filing, recording, or registering a financing statement under the UCC, in each case prior and superior in right to any other Lien on any Collateral other than Permitted Liens.

5.14 Regulated Entities. The Company has elected to be regulated as a “Business Development Company” within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation (other than the Investment Company Act of 1940) limiting its ability to incur Indebtedness.

5.15 No Burdensome Restrictions. None of the Company or any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, except as set forth on Schedule 5.15, which could reasonably be expected to have a Material Adverse Effect.

5.16 Intellectual Property. Each of the Company and its Subsidiaries owns, or has the legal right to use, all United States trademarks, tradenames, copyrights, patents, technology, know-how, and processes, if any, necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. Schedule 5.16 sets forth a list of the material Intellectual Property owned and used by the Company and its Subsidiaries as of the Closing Date. No claim has been asserted in writing to the Company or any Subsidiary and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, and the use of such Intellectual Property by the Company or its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

5.17 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries and has no equity investments in any other corporation or entity, in each case other than those specifically disclosed on Schedule 5.17.

5.18 Insurance. The Company maintains blanket bond coverage, all risk property insurance (including builder’s risk, where and when applicable, but excluding terrorist insurance and mold insurance), workers compensation insurance and commercial general liability insurance with financially sound and reputable insurance companies or associations, which are not Subsidiaries of the Company, in such amounts (and with such deductibles), and covering such risks as are usually carried by companies engaging in similar businesses owning, or lending to owners of, similar properties in the same general areas in which the Company operates. In connection with the foregoing, the Company represents that as of the Closing Date, the Company’s insurance policies and programs are currently in full force and effect, except where the failure to maintain such insurance could not reasonably be expected to result in a Material Adverse Effect.

5.19 Solvency. On the Closing Date and after giving effect to the transactions contemplated by the Loan Documents occurring on the Closing Date, the Company will be Solvent.

5.20 Principal Offices. As of the Closing Date, the principal office, chief executive office and principal place of business of the Company is 525 University Avenue, Suite 700, Palo Alto, California 94301.

5.21 Full Disclosure. None of the representations or warranties made by the Company or any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Loan Party in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Administrative Agent or any Lender prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

5.22 Brokers’ Fees. The Company has not dealt with any broker or finder with respect to the transactions contemplated by this Agreement or otherwise in connection with this Agreement, and the Company has not done any act, had any negotiations or conversation, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by the Company of any brokerage fee, charge, commission or other compensation to any party with respect to the transactions contemplated by the Loan Documents, other than the fees payable to the Administrative Agent and the Lenders.

5.23 Labor Matters. Except as set forth in Schedule 5.23, as of the Closing Date:

(a) there are no strikes or lockouts against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened;

(b) the hours worked by and payments made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local, or foreign law dealing with such matters in any case where a Material Adverse Effect could reasonably be expected to occur as a result of the violation thereof, individually or in the aggregate;

(c) all payments due from the Company or its Subsidiaries, or for which any claim may be made against the Company or its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Subsidiary; and

(d) none of the Company or its Subsidiaries is party to a collective bargaining agreement.

5.24 Organizational Documents. The documents delivered pursuant to subsection 4.01(e) constitute, as of the Closing Date, all of the Organizational Documents (together with all amendments and modifications thereof) of the Company and each Loan Party. The Company represents that it has delivered to the Administrative Agent true, correct and complete copies of each of the documents set forth in this Section 5.24.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Loan or other Obligation shall remain unpaid or unsatisfied:

6.01 Financial Statements. The Company shall deliver to each of the Lenders, in form reasonably satisfactory to the Administrative Agent:

(a) as soon as available, but not later than five (5) Business Days after the same is required to be filed with the SEC, if applicable, but in no event later than one hundred (100) days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to Administrative Agent and accompanied by the opinion of Ernst & Young LLC or another nationally-recognized independent public accounting firm (“Independent Auditor”) which report shall state that such consolidated financial statements present fairly, in all material respects, the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records;

(b) as soon as available, but not later than thirty (30) days after the end of each calendar month, a copy of the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such calendar month and the related consolidated statements of income, shareholders’ equity and cash flows for the period commencing on the first day and ending on the last day of such month, and certified by a Responsible Officer as fairly presenting, in all material respects, in accordance with GAAP (subject to normally recurring year-end audit adjustments), the financial position and the results of operations of the Company and its Consolidated Subsidiaries;

(c) [Reserved].

(d) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Section 6.13 on the date of such financial statements; (ii) certifying (x) that such financial statements fairly present, in all material respects, the financial condition and the results of operations of the Company and its Consolidated Subsidiaries on the dates and for the periods indicated, on the basis of GAAP, with respect to the Company and its Consolidated Subsidiaries subject, in the case of interim financial statements, to audit and normally recurring year-end adjustments, and (y) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Company and its Consolidated Subsidiaries during the applicable period on the basis of such review of the Loan Documents and the business and condition of the Company and its Consolidated Subsidiaries, to the knowledge of such officer, as of the last day of the period covered by such certificate no Default or Event of Default under any other provision of Section 8.01 occurred and is continuing or, if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and, the action the Company proposes to take in respect thereof;

(e) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, an update of Schedule 5.17 to the extent that the Company has created any new Subsidiaries; and

(f) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, if necessary, an update of Schedule 5.11 setting forth all material Indebtedness and other liabilities, and material or Contingent Obligations of the Company and its Consolidated Subsidiaries as of the date thereof, not set forth in such financial statements.

6.02 SEC Filings; Information Following an IPO. Subject to Section 10.09,

(a) the Company shall furnish to the Administrative Agent promptly copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements, registration statements and regular, periodical or special reports that the Company or any Subsidiary may make to, or file with, the SEC, including any and all comment letters received by the Company from SEC staff with respect to the IPO and, upon the written request of the Administrative Agent any other comment letters from SEC staff and the Company’s responses to any such comment letters; and

(b) notwithstanding anything to the contrary contained in this Agreement, if the Company consummates an IPO, then following the expiration of any lock-up period during which an Affiliate of the Company is restricted in selling its shares, the Company shall not provide any information to the Administrative Agent or any Lender that is not publicly available to the shareholders of the Company other than the information required by clauses (a) and (h) of Section 6.03, unless the Administrative Agent or such Lender shall request, in writing, such information, in which case the Company shall provide the information so requested, only to the extent of such request and such information shall only be provided to the specific requesting party.

6.03 Other Information. The Company shall promptly notify the Administrative Agent:

(a) within three (3) Business Days after any Responsible Officer of the Company obtains knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, or the occurrence or existence of any event or circumstance that could reasonably be expected to result in a Default or Event of Default;

(b) upon, but in no event later than (i) three (3) Business Days after a Responsible Officer becomes aware thereof, any breach or non-performance of, or any default under, any Contractual Obligation of the Company or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect; (ii) five (5) Business Days after a Responsible Officer becomes aware thereof, any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority; or (iii) three (3) Business Days after a Responsible Officer becomes aware thereof, any other event, act or condition that could reasonably be expected to result in a Material Adverse Effect;

(c) upon, but in no event later than five (5) Business Days (three (3) Business Days in the case of clause (iii) herein) after a Responsible Officer becomes aware thereof, the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary (i) in which the amount of damages claimed is $1,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

(d) upon, but in no event later than five (5) Business Days after, a Responsible Officer becomes aware thereof, the occurrence of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company, any of its Subsidiaries or any Subject Property pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims instituted, completed or threatened against the Company, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Company or any Subsidiary that could reasonably be expected to result in such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws;

(e) of the occurrence of the following events:

(i) upon, but in no event later than five (5) Business Days after, the execution of final documentation by the Company or any Subsidiary and any Borrowing Loan Party for the extension of any Borrowing Loan (or any Investments made in connection therewith), setting forth the following: the name of the Borrowing Loan Party, the principal amount of the Borrowing Loans, the closing date, the maturity date, and the applicable rates of interest;

(ii) upon, but in no event later than three (3) Business Days after, (x) the non-payment by any Borrowing Loan Party of any payments of any kind that are due and payable under the Borrowing Loans to the Company or any of its Subsidiaries, or (y) the breach of any financial covenant by a Borrowing Loan Party under any documentation in connection with the Borrowing Loans, in each case, after giving effect to any applicable grace periods thereunder;

(iii) upon, but in no event later than thirty (30) days after, a Responsible Officer becomes aware thereof, any breach of any covenant other than those contemplated by subsection 6.03(e)(ii) by a Borrowing Loan Party under any documentation in connection with the respective Borrowing Loan, which breach remains uncured during such thirty (30) days, after giving effect to any applicable grace periods thereunder; and

(iv) upon, but in no event later than five (5) Business Days after, the modification of a financial covenant or covenants in any loan document or agreement with the Company or any Subsidiary to which any Borrowing Loan Party is a party, which modification is made for the purpose of preventing the occurrence of a material default or event of default by the Borrowing Loan Party under such document or agreement;

(f) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than ten (10) days after such event), and deliver to the Administrative Agent a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

(i) an ERISA Event;

(ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

(iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate;

(iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; or

(g) within a reasonable time, of any material change in accounting policies or financial reporting practices by the Company or any of its Consolidated Subsidiaries; and

(h) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Administrative Agent, may from time to time reasonably request.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and, if applicable, stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or could reasonably be expected to be) breached or violated.

6.04 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Subsidiary to:

(a) preserve and maintain in full force and effect its legal existence and good standing under the laws of its state or jurisdiction of organization;

(b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises, the non-preservation of which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(c) preserve its business organization and goodwill; and

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.05 Maintenance of Property. The Company shall maintain, and shall cause each Consolidated Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.06 Insurance. In addition to insurance requirements set forth in the Collateral Documents, the Company shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers’ compensation insurance, public liability and property and casualty insurance. Upon request of the Administrative Agent, the Company shall furnish the Administrative Agent, at reasonable intervals (but not more than once per calendar year including, for this purpose, the certificate furnished pursuant to subsection 4.01(i)(ii)) a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Company and its Subsidiaries in accordance with this Section or any Collateral Documents (and which, in the case of a certificate of a broker, were placed through such broker).

6.07 Payment of Obligations. The Company and its Subsidiaries shall pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

(b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and

(c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.08 Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except to the extent any such non-compliance could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

6.09 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required material contributions to any Plan subject to Section 412 of the Code.

6.10 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary, including the amount and breakdown of expenses incurred in connection with the IPO of the

Company. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and at reasonable intervals, upon reasonable advance notice to the Company; provided, however, when an Event of Default has occurred and is continuing, the Administrative Agent and each Lender may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice. The Administrative Agent shall coordinate any such visit or inspection to arrange for review by any Lender requesting any such visit or inspection.

6.11 Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws.

6.12 Use of Proceeds. The Company shall use the proceeds of the Loans solely to extend loans to, or make equity investments in, technology and life sciences companies at various developmental stages, in the ordinary course of business, and to pay expenses in connection with the transactions contemplated by the Loan Documents, and in any event, not in contravention of any Requirement of Law or of any Loan Document.

6.13 Financial Covenants.

(a) Ratio of EBITDA to Fixed Charges. The Company and its Consolidated Subsidiaries shall have as of the last day of each calendar month, a ratio of EBITDA to Fixed Charges, both for such month, of not less than (i) 1:1 for each month prior to the Extension Period and (ii) 2:1 for each month during the Extension Period.

(b) Loan Coverage Ratio. The Loan Coverage Ratio shall at all times be greater than 2:1.

(c) Minimum Net Assets. The Company shall have at all times Net Assets of not less than ninety percent (90%) of the Net Assets on the Closing Date. The Company shall have at all times Net Assets Per Share of not less than the greater of (i) $10.57 and (ii) the highest exercise price of any warrant issued by the Company after the date hereof.

(d) Borrowing Loan Default Percentage. The Borrowing Loan Default Percentage shall not exceed at any time (i) 15% for the aggregate amount of Borrowing Loans as to which an event of default (as determined under the documentation of the respective Borrowing Loans) has occurred and is continuing in connection with any failure to make any payment thereunder or any breach of any financial covenant (any such failure or breach, a “Financial Default”), and (ii) 20% for the aggregate amount of Borrowing Loans as to which any event of default, including a Financial Default (as determined under the documentation of the respective Borrowing Loans) has occurred and is continuing.

(e) Borrowing Loan Concentration Percentage. The Borrowing Loan Concentration Percentage shall not exceed at any time (i) 20% prior to the Extension Period and (ii) 15% during the Extension Period.

6.14 Further Assurances. (a) The Company shall ensure that all written information, exhibits and reports furnished to the Administrative Agent and the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Administrative Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b) Promptly upon request by the Administrative Agent, the Company shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments that are necessary in the reasonable judgment of the Administrative Agent, (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, (iv) to create in favor of the Administrative Agent, for the benefit of itself and the Lenders, a legal, valid, enforceable and perfected Lien on, security interest in, and pledge of, all right, title and interest of the Company (and/or its Subsidiaries) in all Intellectual Property, and in which a Lien may be perfected by filing, recording or registration of a notice in the United States Patent and Trademark Office and the United States Copyright Office, in each case, prior and superior in right to any other Lien, and (v) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent the rights granted or now or hereafter intended to be granted to the Administrative Agent under any Loan Document or under any other document executed in connection therewith.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Loan or other Obligation that remains unpaid or unsatisfied:

7.01 Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on property of the Company or any Subsidiary on the Closing Date and set forth in Schedule 7.01 securing Indebtedness outstanding on such date;

(b) any Lien created under any Loan Document;

(c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.07, provided that no notice of lien has been filed or recorded under the Code;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f) Liens on the property of the Company or its Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) Contingent Obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided that all such Liens in the aggregate could not reasonably be expected (even if enforced) to result in a Material Adverse Effect;

(g) Liens consisting of judgment or judicial attachment liens, provided that all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $1,000,000;

(h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

(i) [Reserved];

(j) Liens to secure purchase money Indebtedness for the purchase of property in an aggregate amount not to exceed $250,000 at any time outstanding;

(k) Liens securing obligations in respect of capital leases on assets subject to such leases, in an aggregate amount not to exceed $500,000 at any time outstanding; and

(l) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution.

7.02 Disposition of Assets. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including the equity interests in Subsidiaries, Borrowing Loans, accounts, accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except sales of interests in Borrowing Loans for Cash or Cash Equivalents in an amount that is not less than ninety percent (90%) of the principal amount of such Borrowing Loans, dispositions of excess, used, worn-out or surplus equipment, all in the ordinary course of business.

7.03 Consolidations and Mergers. (a) Neither the Company nor any of its Subsidiaries shall enter into any merger or consolidation without the prior written consent of the Required Lenders.

(b) None of the Company or any Loan Party shall amend its Organization Documents in any manner that could reasonably be expected to result in a Material Adverse Effect without the prior written consent of the Required Lenders.

7.04 Loans and Investments. The Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (together, “Investments”), except for:

(a) Investments held by the Company or any Subsidiary in the form of Cash or Cash Equivalents;

(b) Investments by the Company in any SBIC Subsidiary not to exceed at any time in the aggregate, $2,500,000;

(c) Borrowing Loans;

(d) Investments received in connection with the making or acquisition of any Borrowing Loan; provided, however, that if any payment is made by the Company or its Subsidiaries of any additional or separate consideration for such Investments, such payment shall count against the $5,000,000 limit contained in subsection 7.04(g) dollar for dollar; provided, further, that any such equity securities or rights to acquire such equity securities are pledged to the Administrative Agent as additional “Collateral” pursuant to the Pledge and Security Agreement and other documentation that the Administrative Agent deems appropriate or necessary to grant the Administrative Agent and the Lenders a first priority Lien in such additional Collateral;

(e) Investments made by an SBIC Subsidiary in loans to, or equity investments in, technology and life sciences companies at various developmental stages in the ordinary course of business of the Company; provided, however, that such Investments in no event shall exceed at any time in the aggregate, $2,500,000;

(f) any Investment of the Company on the Closing Date and set forth on Schedule 7.04;

(g) Equity Investments in technology and life sciences companies at various developmental stages in the ordinary course of business of the Company, not to exceed in the aggregate, $5,000,000; and

(h) Investments consisting of normal travel and similar advances to employees of the Company and its Subsidiaries not exceeding at any time in the aggregate, $100,000.

7.05 Limitation on Indebtedness. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) Indebtedness incurred pursuant to this Agreement;

(b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 7.08;

(c) Indebtedness incurred in connection with, and as permitted pursuant to, and limited by, subsection 7.04(b);

(d) Indebtedness existing as of the date hereof as set forth on Schedule 5.11; and

(e) Indebtedness secured by Permitted Liens.

7.06 Transactions with Affiliates. None of the Company or any of its Subsidiaries shall enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than (i) transactions expressly permitted by the terms of this Agreement; (ii) normal employment arrangements, compensation (including bonuses and grants of options) and reimbursement of expenses of current and former officers and directors; (iii) transactions entered into prior to the Closing Date, including (x) grants of warrants to shareholders of the Company in connection with the purchase of equity of the Company and to option holders in connection with their option grants and (y) transactions set forth on Schedule 7.06; (iv) transactions between the SBIC Subsidiaries, and (v) except as otherwise specifically limited in this Agreement, other transactions which are entered into on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

7.07 Use of Proceeds. (a) The Company shall use the proceeds of the Loans solely for the purposes set forth in Section 6.12 and, except as described in Section 5.8, the Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance Indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

7.08 Contingent Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

(a) endorsements for collection or deposit in the ordinary course of business;

(b) Swap Obligations; and

(c) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and listed in Schedule 4.01(l).

7.09 Restricted Payments. None of the Company or any of its Subsidiaries will make a Restricted Payment except for Permitted Distributions.

7.10 ERISA. The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

7.11 Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof.

7.12 Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices (except as required by GAAP and the laws and regulations promulgated by Governmental Authorities governing Registered Investment Companies and business development companies), or change the fiscal year of the Company or of any Subsidiary.

7.13 SBIC Subsidiary. The Company shall not create or acquire any Subsidiary except for any SBIC Subsidiary.

ARTICLE VIII

EVENTS OF DEFAULT

8.01 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Company fails to make, (i) when and as required to be made herein, payments of any amount of principal of any Loan, or (ii) payments of any amount of interest on any Loan, payment of any fee or any other amount payable hereunder or under any other Loan Document within two (2) Business Days after the date such payment is due and payable; or

(b) Representation or Warranty. Any representation or warranty by the Company or any Loan Party made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or other written statement by the Company, any Loan Party, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

(c) Specific Defaults. The Company or any Loan Party fails to perform or observe any term, covenant or agreement (i) contained in Article VII, Section 6.04, 6.10, 6.12, or 6.13; or (ii) contained in Section 6.01, 6.02 or 6.03 and such failure to perform any term, covenant or agreement in the Sections set forth in this clause (ii) shall continue unremedied for a period of five (5) Business Days; or

(d) Other Defaults. The Company or any Loan Party fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Administrative Agent; or

(e) Cross-Default. (i) The Company or any Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation, having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $2,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded;

(f) Insolvency; Voluntary Proceedings. The Company or any Loan Party (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Loan Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company’s or the any Loan Party’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within forty-five (45) days after commencement, filing or levy; (ii) the Company or the any Loan Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Loan Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $2,000,000 or (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $2,000,000; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $2,000,000; or

(i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $2,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of forty-five (45) after the entry thereof; or

(j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(k) Change of Control. There occurs any Change of Control; or

(l) [Reserved]

(m) Loan Documents.

(i) any provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against the Company or any Loan Party thereto or the Company or any Loan Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

(ii) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens.

8.02 Remedies. If any Event of Default has occurred and is continuing, the Administrative Agent shall, at the request of the Required Lenders,

(a) [Reserved]

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company;

(c) exercise all rights and remedies available to it under the Loan Documents or applicable law; and

(d) direct the Company to pay to the Administrative Agent, but only upon the Administrative Agent’s demand therefor, promptly after receipt thereof, an amount equal to one hundred percent (100%) of any Net Offering Proceeds received by the Company following the occurrence and during the continuation of such Event of Default.

provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 8.01 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authorization of Administrative Agent.

Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent”

herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

9.04 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Agreement expressly permits or prohibits an action unless the Required

Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.06 Credit Decision; Disclosure of Information by Administrative Agent. (a) Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

9.07 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation of the Administrative Agent.

9.08 Administrative Agent in its Individual Capacity. Alcmene Funding, L.L.C. and its Affiliates may serve on the Board of Directors of the Company, make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Alcmene Funding, L.L.C. were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Alcmene Funding, L.L.C. or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Alcmene Funding, L.L.C. shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Alcmene Funding, L.L.C. in its individual capacity.

9.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Company (which consent of the Company shall not be unreasonably withheld or delayed) except that no such consent shall be required upon the occurrence and during the continuation of an Event of Default. If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and (other than following the occurrence and during the continuation of an Event of Default) the Company, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

9.10 Collateral Matters. (a) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens upon any Collateral: (i) upon (A) the satisfaction in full and payment in full, in cash, of all Loans and all other Obligations owing to the Administrative Agent and the Lenders and (B) adequate provision has been made for the satisfaction of any indemnification right of the Administrative Agent or any Lender in respect of any asserted claim or any claim, the assertion of which is probable (as determined under applicable accounting standards) (whether or not such claim has been filed or registered with any court, Governmental Authority, or any other governing body, as applicable); or (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with Section 7.02 of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry). Except as provided above, the Administrative Agent will not release any of the Administrative Agent’s Liens without the prior written authorization of the Required Lenders except that the Administrative Agent shall not release all or substantially all of the Collateral without the consent of each Lender. Upon request by the Administrative Agent or the Loan Parties at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Liens granted to the Administrative Agent in the Loan Documents upon particular types or items of Collateral pursuant to this Section 9.10.

(b) Upon receipt by the Administrative Agent of any authorization required pursuant to Section 9.10(a) from the Required Lenders or all Lenders, as the case may be, of the Collateral Agent’s authority to release any Liens upon particular types or items of Collateral, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent in the Loan Documents upon such Collateral; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(c) The Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected, or insured or has been encumbered, or that the Liens granted to the Administrative Agent in the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Administrative Agent may act in any manner it may deem appropriate consistent and in accordance with the terms of this Agreement and the other Loan Documents, given the Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Administrative Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby and by the Company, and acknowledged by the Administrative Agent, do any of the following:

(a) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(b) reduce the principal of, or the rate of interest specified herein on, any Loan any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest at the Default Rate;

(c) change the percentage of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;

(d) change the Pro Rata Share of any Lender;

(e) amend this Section, or Section 2.12, or any provision herein providing for consent or other action by all the Lenders; or

(f) release all or substantially all of the Collateral.

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or each directly-affected Lender, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 10.02; or, in the case of the Company or the Administrative Agent to such other address as shall be designated by such party in a written notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Company and the Administrative Agent. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 10.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Company, the Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.01, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose unless otherwise agreed by the Company and the Administrative Agent.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in the exercising, on the part of any Lender or the Administrative Agent, of any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.04 Costs and Expenses. The Company and each of the Loan Parties jointly and severally, shall:

(a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Administrative Agent within five (5) Business Days after demand for all costs and expenses incurred by the Administrative Agent in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by the Administrative Agent with respect thereto; and

(b) pay or reimburse the Administrative Agent within five (5) Business Days after demand for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document upon the occurrence and during the continuation of an Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding); and

(c) pay or reimburse the Administrative Agent within five (5) Business Days after demand for all appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by the Administrative Agent in connection with the matters referred to under subsections (a) and (b) of this Section.

10.05 Company Indemnification. (a) Whether or not the transactions contemplated hereby are consummated, the Company and each Loan Party shall jointly and severally indemnify, defend and hold each of the Agent-Related Persons, the Lenders and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an

“Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement, any Loan Document or any other document contemplated by or referred to herein, or the transactions contemplated hereby or thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement, the Loan Documents or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that none of the Company or any Loan Party shall have any obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting from the gross negligence or willful misconduct of such Indemnified Person. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, a Loan Party, any of their directors, securityholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not eh transactions contemplated hereby are consummated. Each of the Company and each Loan Party further agrees that no Indemnified Party shall have any liability (whether in contract, tort or otherwise) to the Company, each Loan Party or any of their securityholders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence of willful misconduct.

(b) Survival; Defense. The obligations in this Section 10.05 shall survive payment of all other Obligations. At the election of any Indemnified Person, the Company shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s sole discretion, at the sole cost and expense of the Company. All amounts owing under this Section shall be paid within 30 days after demand.

10.06 Marshalling; Payments Set Aside. The Administrative Agent or any Lender shall not be under any obligation to marshall any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

10.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither the Company nor any Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and the Lenders.

10.08 Assignments, Participations, etc.

(a) Any Lender may at any time assign to one or more financial institutions (an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed), and (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (b) of this Section, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.02, 3.03 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Company (at its expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c) of this Section.

(b) The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, or (ii) reduce the principal, interest, fees or other amounts payable to such Participant, or (iii) release all or substantially all of the Collateral. Subject to subsection (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.02, 3.03 and 10.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.10 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(d) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 10.13 as though it were a Lender.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to an FRB; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

10.09 Confidentiality. Each of the Administrative Agent and the Lenders agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by the Company and provided to it by the Company or any Subsidiary, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Administrative Agent or any Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Administrative Agent or any Lender; provided, however, that the Administrative Agent or any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Administrative Agent or any Lender is subject or in connection with an examination of the Administrative Agent or any Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent or any Lender or its Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to the Administrative Agent or any Lender’s independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of a Lender hereunder; (H) as to the Administrative Agent or any or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with the Administrative Agent or any Lender or such Affiliate; and (I) to its Affiliates.

10.10 Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default has occurred and is continuing or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the Company against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Company after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.11 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

10.12 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.13 Tax Forms. (a) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by the Company pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto

(relating to all payments to be made to such Person by the Company pursuant to this Agreement) or such other evidence satisfactory to the Company and the Administrative Agent that such Person is entitled to an exemption from, or reduction of, U.S. withholding tax. Thereafter and from time to time, each such Person shall (i) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Company and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Company pursuant to this Agreement, (ii) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Company make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

(b) Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Loans, repayment of all Obligations and the resignation of the Administrative Agent.

10.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Loan Parties and Administrative Agent and the Lenders and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

10.15 Governing Law and Jurisdiction. (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE ADMINISTRATIVE AGENT SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE COMPANY, EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

10.16 Waiver of Jury Trial. EACH OF THE COMPANY, EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH OF THE COMPANY, EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

10.17 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding between the Company, the Loan Parties, the Administrative Agent and the Lenders, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

10.18 USA Patriot Act Notification. The Administrative Agent hereby notifies the Company that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 Title III

of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow the Administrative Agent to identify the Company in accordance with the Act. The Company agrees to cooperate with each Lender and provide true, accurate complete information to such Lender in response to any such reasonable request.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC., as the Company

By:
Title:

ALCMENE FUNDING, L.L.C., as Administrative Agent and as a Lender

By:
Title: